UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 3, 2012

AMAG PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-10865	04-2742593
(Commission File Number)	(IRS Employer Identification No.)

100 Hayden Avenue
Lexington, Massachusetts	02421
(Address of principal executive offices)	(Zip Code)

(617) 498-3300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 7, 2012, AMAG Pharmaceuticals, Inc., or the Company, announced the appointment of Rajiv De Silva and Gino Santini to its Board of Directors, effective immediately. The appointment of these two independent directors brings the size of the Company’s Board to seven members.

Mr. De Silva, age 45, is currently President of Valeant Pharmaceuticals International, Inc., or Valeant, and Chief Operating Officer of its Specialty Pharmaceuticals business. Mr. De Silva joined Valeant in January 2009. He was named Valeant’s president in October 2010 and is responsible for all specialty pharmaceutical operations, including sales and marketing, research and development, manufacturing and business development. From 2003 to 2009, Mr. De Silva held various leadership positions of increasing responsibility at Novartis AG, or Novartis, most recently as President, Novartis Vaccines USA and Head, Vaccines of the Americas. Prior to his time at Novartis, Mr. De Silva was a partner at McKinsey & Company, a management consulting firm, where he focused his consulting practice on the pharmaceutical industry. Mr. De Silva holds a Bachelor of Science in Engineering from Princeton University, a Master of Science from Stanford University, and a Master of Business Administration from the Wharton School at the University of Pennsylvania.

Mr. Santini, age 55, retired in 2010 from a 27-year career at Eli Lilly and Company, or Eli Lilly, where he held a variety of commercial and operational roles, serving most recently as Senior Vice President, Corporate Strategy and Business Development. Mr. Santini had a distinguished career with Eli Lilly that spanned nearly three decades. During his tenure at Eli Lilly, Mr. Santini held various leadership positions of increasing responsibility, including manager of various international regions, President of the women’s health franchise and President of U.S. operations. Mr. Santini capped his career at Eli Lilly as a member of the company’s Executive Committee and as the Senior Vice President of Corporate Strategy and Business Development. Mr. Santini holds an undergraduate degree in mechanical engineering from the University of Bologna and a Master’s in Business Administration from the University of Rochester.

As of the date of this report, the Board has not determined which, if any, committee or committees of the Board Mr. De Silva or Mr. Santini will join.

In connection with their appointment as non-employee directors, each of Mr. De Silva and Mr. Santini was granted a non-qualified option to purchase 6,000 shares of the Company’s common stock under the terms and conditions of the Company’s Second Amended and Restated 2007 Equity Incentive Plan, or the 2007 Plan, at an exercise price equal to the per share fair market value of the Company’s common stock on the date of grant. The foregoing stock options have a ten-year term and will vest in equal monthly installments over a two-year period, for so long as each of Mr. De Silva and Mr. Santini continue to serve as a Director of the Company.

In addition, each of Mr. De Silva and Mr. Santini were granted a non-qualified option under the Company’s 2007 Plan to purchase 950 shares of the Company’s common stock at an exercise price equal to the per share fair market value of the Company’s common stock on the date of grant.  The foregoing stock options have a ten-year term and will vest in three equal monthly installments beginning on March 1, 2012 and continuing through May 1, 2012. Further, each of Mr. De Silva and Mr. Santini was granted restricted stock units under the Company’s 2007 Plan covering 475 shares of the Company’s common stock which will vest in three equal monthly installments beginning on March 1, 2012 and continuing through May 1, 2012, provided, that delivery of any vested shares of common stock underlying the foregoing restricted stock units shall be deferred until the earlier of (i) the third anniversary of the date of grant and (ii) the date of the director’s separation from service to the Company. The grants made to Mr. De Silva and Mr. Santini described above reflect the pro-rated portion of the grants that would have otherwise been made under the terms of the Company’s non-employee director compensation policy, which has previously been filed by the Company.

Mr. De Silva and Mr. Santini will be entitled to all other applicable compensation described in the Company’s non-employee director compensation policy.  The Company has also entered into an indemnification agreement with each of Mr. De Silva and Mr. Santini, in substantially the same form entered into with the other members of the Company’s Board of Directors.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

The Company hereby furnishes the following exhibit:

99.1                        Press release dated February 7, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMAG PHARMACEUTICALS, INC.

By:	/s/ Joseph L. Farmer
Joseph L. Farmer
Chief Administrative Officer and General Counsel

Date:	February 7, 2012

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release dated February 7, 2012.